Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Deploying New Versions of CDC Supply Chain Solutions for World’s Leading Global
Enterprises

Long-Term Customers Implement New Versions of CDC Supply Chain to Help Improve Supply Chain Efficiencies, Reduce Costs and Improve Productivity

STOCKHOLM, HONG KONG, June 25, 2008—CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software and services, today announced that several leading global enterprises have implemented new versions of CDC Supply Chain solutions to help improve efficiencies, reduce costs and improve productivity throughout their supply chain.

“We are very pleased that we are strengthening the confidence our customers have with us as partners in their mission critical applications like supply chain solutions,” said Peter Yip, executive chairman of CDC Software. “CDC Supply Chain has helped our customers who operate multiple plants with complex distribution and supply chain networks to cost effectively meet their demand-driven fulfillment requirements.”

Automotive
At Shanghai General Motors, a 50-50 joint venture partnership between General Motors and Shanghai Automotive Industry Corp., CDC Supply Chain’s WMS, Labor Management, Slotting Optimization, Yard Management, Event Management and Enterprise Visibility solutions are now in use at a new parts distribution and packaging center. Last year, Shanghai General Motors opened the first of four new planned model parts distribution and packaging centers in Guangzhou, China.

Shanghai General Motors is a recent customer that developed based on the long-standing relationship between Catalyst, a company acquired by CDC Software in 2007, that served General Motors as a client since 1990. The CDC Supply Chain applications provide Shanghai General Motors with one of the most advanced supply chain execution software suites of any automotive company in the world. CDC Supply Chain is also planned for future implementation at three other facilities of Shanghai General Motors.

Retail Grocery

Netherlands-based Ahold/Albert Heijn, one of the world’s largest grocery retailers, continues to upgrade their implementation of CDC Supply Chain’s Warehouse Management System (WMS), Route Management and Voice Interactive Solutions. CDC Supply Chain’s WMS is the core of its Common European Logistics Solution (CELS) platform. A customer since 2000, the grocery retailer has two national distribution centers and four regional distribution centers serving 750 stores and shipping 400 million store order lines each year. Additionally, the grocery retailer achieves inventory turns averaging two to three days at its regional distribution centers, and the CELS rollout has freed up approximately 10 percent extra selling space and added flexibility to support all store formats using the CDC Supply Chain solution.

Food and Beverage
PepsiCo U.K, a market-leading snack manufacturer in the U.K. with recognizable brand names that include Walkers Snack Foods, Tropicana and Quaker, is upgrading to the latest version of WMS, Order Management, Route Management and Shipment Monitor. A customer since 1998, Pepsico U.K. uses CDC Supply Chain to help improve visibility throughout its supply chain, streamline distribution processes and provide real-time control of the manufacturer’s demand chain operations.

Aviation
In addition, one of the world’s largest providers of new aviation parts and related aftermarket operations, upgraded to the latest versions of WMS and has already implemented CDC Supply Chain’s Collaborative Services Framework (CSF), including the Corrective Action Tracking application. This leading aviation company intends to implement the latest version of CDC Supply Chain WMS plus Slotting, Labor Management, Transportation Management, Supplier Quality and Supplier Link in future phases. This company, a customer since 1994, markets and distributes products for more than 225 manufacturers and offers about one million catalog items from 39 customers service centers located in North America, Europe and Asia-Pacific. The company has been using CDC Supply Chain’s WMS to improve their inventory and order fulfillment accuracy, facilitate FAA (Federal Aviation Administration) compliance, and optimize product tracking.

Consumer Retail
The Container Store, a leading retailer of storage and organization products in the U.S, is upgrading to the latest version of CDC Supply Chain WMS, and is implementing CDC Supply Chain’s Slotting Optimization, Transportation Management and Supplier Quality solutions. The Coppell, Texas-based retailer will be using CDC Supply Chain solutions to help manage and optimize its 725,000 square foot distribution center in Dallas, Texas, an expanding retail network, and its direct-to-consumer distribution channels.

Home Improvement
One of the largest home improvement retailers in the U.K., and a customer since 1996, upgraded to the latest version of CDC Supply Chain WMS at its distribution facilities in the U.K. CDC Supply Chain solutions supports cross dock and order fulfillment operations for 150,000 order lines per day to the retailer’s more than 600 stores. CDC Supply Chain also supports the company’s multiple sales channels that include store, online and catalog sales, which helps reduce lead time fulfillment and increased store deliveries. The retailer typically sells more than 30,000 products and serves more than 70 million customers per year.

Per Norling, president of CDC Supply Chain said, “We are very proud to manage and support long-term client relationships, such as with these industry-leading enterprises. These recent CDC Supply Chain implementations are not only a testament to our products, services and support, but also our commitment to helping our customers meet their changing supply chain needs and business requirements with new version releases of our products.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Supply Chain
CDC Supply Chain offers a broad range of integrated, open standards-based solutions that service key areas of complex supply chains and distribution networks. The solutions can operate as standalone modules or can readily integrate into an enterprise’s existing applications. Key functionality in the CDC Supply Chain suite includes order & inventory management, demand & replenishment planning, warehouse management, transportation management, dynamic route planning, slotting, labor management, cross dock planning and yard management. CDC Supply Chain is designed to leverage the Open Application Group XML Integration Standard, ensuring cost effective integration into today’s event-driven supply chain and enabling the incremental refinements of a solution footprint as business needs evolve.

Some of the world’s leading customers use CDC Supply Chain including: Ahlsell, Ahold, Aldo, Boeing/Aviall, Canadian Tire, Celesio/NMD, The Container Store, DSGi (formerly known as Dixon Group), General Motors, Legrand Group,  Motorola/Symbol, PepsiCo International, Reebok, SABIC (GE Plastics), Schneider, Schenker Logistics and Smuckers. For more information, visit: www.CDCsupplychain.com

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit: cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding the functionality and benefits of using CDC Supply Chain, our beliefs regarding the merits of these solutions, the intent of our customers to implement and upgrade our software and the potential benefits thereof, and other statements we may make, are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the continued ability of CDC Supply Chain solutions to address requirements of enterprises with large and complex distribution networks; demand for and market acceptance of new and existing CDC Supply Chain solutions; and development of new functionalities which would allow organizations to compete more effectively and changes in the type of information required to compete in their respective industries. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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